Exhibit 99.1
GREAT AJAX CORP. ANNOUNCES RESULTS FOR THE QUARTER
ENDED SEPTEMBER 30, 2019

Third Quarter Highlights
•Formed joint ventures that acquired $241.5 million in unpaid principal balance (“UPB”) of mortgage loans with collateral values of $429.5 million and retained $43.4 million of varying classes of related securities issued by the joint ventures to end the quarter with $236.5 million of investments in debt securities and beneficial interests
•Purchased $0.4 million of re-performing mortgage loans ("RPLs") with UPB of $0.5 million and underlying collateral values of $0.7 million to end the quarter with $1.2 billion in net mortgage loans
•Acquired three multi-family rental properties for $16.0 million and two single-tenant, triple net lease commercial properties for $1.5 million
•Interest income of $27.7 million net of $0.4 million in servicing fee expense on loans held in joint ventures
•Net interest income after provision for loan losses of $13.4 million
•Overall cost of funds decreased approximately 20 basis points due to the issuance of AAA rated bonds from our second rated securitization, Ajax Mortgage Loan Trust 2019-D ("2019-D"), as well as from lower interest rates on our repurchase lines of credit
•Net income attributable to common stockholders of $7.7 million
•Basic earnings per share (“EPS”) of $0.39
•Taxable income of $0.20 per share
•Book value per share of $15.86 at September 30, 2019
•Collected total cash of $69.6 million, including $60.3 million from loan payments, loan payoffs and sales of REO and $9.3 million from our investments in debt securities and beneficial interests
•Held $57.9 million of cash and cash equivalents at September 30, 2019

New York, NY—November 5, 2019 —Great Ajax Corp. (NYSE: AJX), a Maryland corporation that is a real estate investment trust, today announces its results of operations for the quarter ended September 30, 2019. We focus primarily on acquiring, investing in and managing a portfolio of RPLs secured by single-family residences and commercial properties and, to a lesser extent, non-performing loans (“NPLs”). In addition to our continued focus on residential RPLs, we also originate and acquire small-balance commercial loans ("SBCs") secured by multi-family retail/residential and mixed use properties and acquire multi-family retail/residential and mixed use and commercial properties.

Selected Financial Results (Unaudited)
($ in thousands except per share amounts)

	For the three months ended
	September 30, 2019	June 30, 2019	March 31, 2019	December 31, 2018	September 30, 2018
Loan interest income(1,2,3)	$23,866	$24,621	$26,557	$26,146	$26,261
Net interest income	$13,406	$12,689	$13,767	$13,439	$14,419
Earnings from debt securities and beneficial interests(4)	$3,322	$3,140	$2,416	$1,155	$444
Total revenue, net(1,5,6)	$15,316	$20,703	$15,184	$13,894	$14,750
Consolidated net income(1)	$8,223	$13,626	$8,121	$7,307	$7,495
Net income per basic share	$0.39	$0.67	$0.39	$0.35	$0.35
Average equity(1)	$348,521	$340,470	$336,050	$332,002	$323,750
Average total assets(1)	$1,523,956	$1,559,729	$1,587,871	$1,525,759	$1,381,742
Average daily cash balance(7)	$55,881	$48,907	$59,484	$68,926	$40,674
Average carrying value of RPLs(1,8)	$1,121,100	$1,136,133	$1,230,512	$1,226,491	$1,161,709
Average carrying value of NPLs(1)	$31,447	$35,213	$39,807	$41,438	$38,237
Average carrying value of SBC loans(8)	$27,558	$28,075	$36,181	$35,372	$27,316
Average carrying value of debt securities and beneficial interests	$198,320	$192,129	$135,449	$72,535	$32,693
Average asset level debt balance(1,9)	$1,057,536	$1,107,812	$1,127,673	$1,089,285	$948,893
____________________________________________________________

(1)Reflects the impact of consolidating the assets, liabilities and non-controlling interests of Ajax Mortgage Loan Trust 2017-D ("2017-D") and Ajax Mortgage Loan Trust 2018-C ("2018-C"), which are 50% and 37%, respectively, owned by third-party institutional investors.
(2)Loan interest income excludes interest income from debt securities and beneficial interests and bank account balances.
(3)Loan interest income for the quarters ended September 30, 2019, June 30, 2019, March 31, 2019, December 31, 2018 and September 30, 2018 is net of impairments of $3 thousand, $0.1 million, $0.2 million, $0.8 million and $0.4 million, respectively, on our loan pools.
(4)Interest income on investment in debt securities and beneficial interests issued by our joint ventures is net of servicing fees.
(5)Total revenue includes net interest income, income from equity method investments and other income.
(6)Total revenue for the quarter ended June 30, 2019 includes approximately $5.2 million net gain from an RPL sale, after adjusting for foregone interest income, reduced interest expense and other loan related expenses.
(7)Average daily cash balance includes cash and cash equivalents, and excludes cash held in trust.
(8)The average carrying value of RPLs and the average carrying value of SBCs has been recast for all prior periods to reflect all SBCs in the average carrying value of SBCs. Previously, certain SBCs acquired in accretable loan pools were included in RPLs.
(9)All quarters have been updated to reflect average asset level debt balance from total average debt balance.

Our consolidated net income attributable to common stockholders decreased $5.3 million for the quarter ended September 30, 2019 compared to the quarter ended June 30, 2019 due largely to a net gain in the second quarter of approximately $5.2 million from an RPL sale, after adjusting for foregone interest income, reduced interest expense and other loan related expenses that did not recur in the third quarter.

Net interest income increased $0.7 million over the prior quarter primarily driven by a decrease of $1.1 million in interest expense partially offset by a decrease in loan interest income. Our overall cost of funds decreased approximately 20 basis points during the third quarter due to our successful issuance of AAA-rated bonds from our second rated securitization, 2019-D, as well as from lower interest rates on our repurchase lines of credit. Loan interest income decreased $0.8 million during the quarter ended September 30, 2019 due largely to a reduction in our average loan balance which resulted from the sale of loans in our second quarter and subsequent investments in securities issued by our joint ventures rather than direct loan purchases. Our investments in debt securities and beneficial interests which were made in the third quarter were on our consolidated balance sheet for only four days during the quarter and therefore provided minimal benefit to the third quarter's earnings.

Earnings from debt securities and beneficial interests increased $0.2 million during the quarter ended September 30, 2019 as compared to the prior quarter driven primarily by continued investments in debt securities and beneficial interests from the formation of joint ventures.

Our operating expenses for the third quarter increased primarily as a result of our incentive fees paid to our manager and an increase in real estate operating expense as we continue to grow our rental property portfolio. Our third quarter incentive fees were primarily driven by the increase in our book value as a result of the loan sale during the quarter ended June 30, 2019 and was triggered by the dividend payment in August 2019 according to the terms of our management agreement. Our rental property portfolio increased from $20.9 million at June 30, 2019 to $38.3 million at September 30, 2019 and our increase in real estate operating expenses is directly related to this growth.

We recorded $0.7 million in impairments on our REO held-for-sale portfolio in real estate operating expense for the quarter ended September 30, 2019 compared to $0.5 million for the quarter ended June 30, 2019. We continue to liquidate our REO properties held-for-sale at a faster rate than we acquire properties, with 30 properties sold in the third quarter while seven were added to REO held-for-sale. This had the effect of reducing our taxable income during the third quarter, as REO sales generally reduce taxable income while foreclosures generally create taxable income.

We acquired $0.4 million of RPLs with an aggregate UPB of $0.5 million, and underlying collateral values of $0.7 million during the quarter ended September 30, 2019. These loans were acquired and included on our balance sheet on the last day of the quarter. We ended the quarter with $1.2 billion of mortgage loans with an aggregate UPB of $1.3 billion.

New investments during the quarter consisted of $43.4 million of investments in debt securities and beneficial interests in joint ventures that were on our balance sheet for a weighted average of only four days of the quarter and therefore provided minimal benefit to our earnings for the third quarter.  Interest income from our investments in debt securities and beneficial interests issued by our non-consolidated joint ventures is recognized by us net of servicing fees, which are incurred, instead, by each joint venture.  This is different than our investments in mortgage loans that have interest income recognized on a gross basis with the offsetting servicing fee recorded as expense in a separate income statement line.

We collected $69.6 million of cash during the quarter as a result of loan payments, loan payoffs, sales of REO and cash collections on our securities portfolio to end the third quarter with $57.9 million in cash and cash equivalents. $60.3 million of our cash collections were derived from our mortgage loan and REO portfolios as a result of loan payments, loan payoffs and sales of REO during the quarter and $9.3 million were derived from interest and principal payments on investments in debt securities and beneficial interests. Of the $60.3 million of cash collections from mortgage loans and REO, we received $27.6 million from loans paying the full amount of principal, past due interest and charges.

During the quarter we completed our second rated securitization, 2019-D, which closed on July 26, 2019 with an aggregate of $140.4 million of AAA-rated senior securities and $52.9 million of subordinated securities issued with respect to $193.3 million of mortgage loans, all of which were RPLs. The AAA-rated senior securities represent 72.7% of the UPB of the underlying mortgage loans. These AAA-rated senior securities have no step up provision; and as a result, the stated coupon of 2.956% is fixed to maturity. We also sold the AA and A-rated securities resulting from 2019-D, representing 8.4% of UPB, to third-party institutional investors.

During the quarter ended September 30, 2019 we co-invested with a third-party institutional investor to form a $241.5 million joint venture, and retained $43.4 million of varying classes of related securities, to end the quarter with $236.5 million of investments in securities and beneficial interests. We acquired 20.0% of each class of the securities of Ajax Mortgage Loan Trust 2019-E ("2019-E"), which acquired 1,071 RPLs and NPLs with UPB of $241.5 million and an aggregate property value of $429.5 million. The senior securities represent 75% of the UPB of the underlying mortgage loans and carry a 3.19% interest rate. Based on the structure of the transaction we do not consolidate 2019-E under Generally Accepted Accounting Principles.

We also acquired two multi-family rental properties in Dallas, TX and one in Baltimore, MD for an aggregate purchase price of $16.0 million and two single-tenant triple net lease commercial properties in Boston, MA for an aggregate purchase price of $1.5 million.

Portfolio Acquisitions
($ in thousands)

	For the three months ended
	September 30, 2019	June 30, 2019	March 31, 2019	December 31, 2018	September 30, 2018(1)
RPLs
Count	5	496	38	388	271
UPB	$508	$106,559	$8,495	$71,049	$69,211
Purchase price	$416	$90,694	$7,205	$63,304	$64,428
Purchase price % of UPB	81.9%	85.1%	84.8%	89.1%	93.1%
NPLs
Count	—	—	—	25	11
UPB	$—	$—	$—	$4,269	$1,700
Purchase price	$—	$—	$—	$3,979	$1,431
Purchase price % of UPB	—%	—%	—%	93.2%	84.2%
 ____________________________________________________________

(1)Includes the impact of 256 mortgage loans with a purchase price of $47.4 million and UPB of $52.8 million acquired through a 63.0% owned joint venture that we consolidate.

The following table provides an overview of our portfolio at September 30, 2019 ($ in thousands):

No. of loans	6,249	Weighted average coupon	4.56%
Total UPB	$1,290,144	Weighted average LTV(5)	83.8%
Interest-bearing balance	$1,212,284	Weighted average remaining term (months)	310
Deferred balance(1)	$77,860	No. of first liens	6,182
Market value of collateral(2)	$1,814,682	No. of second liens	67
Price/total UPB(3)	82.9%	No. of rental properties	23
Price/market value of collateral	61.6%	Capital invested in rental properties	$38,730
Re-performing loans	94.4%	No. of REO held-for-sale	75
Non-performing loans	2.3%	Market value of REO held-for-sale(6)	$17,955
Small-balance commercial loans(4)	3.3%	Carrying value of debt securities and beneficial interests in trusts	$234,923
____________________________________________________________

(1)Amounts that have been deferred in connection with a loan modification on which interest does not accrue. These amounts generally become payable at maturity.
(2)As of date of acquisition.
(3)Our loan portfolio consists of fixed rate (52.7% of UPB), ARM (9.8% of UPB) and Hybrid ARM (37.5% of UPB) mortgage loans.
(4)SBC loans includes both purchased and originated loans.
(5)UPB as of September 30, 2019 divided by market value of collateral and weighted by the UPB of the loan.
(6)Market value of other REO is the estimated expected gross proceeds from the sale of the REO less estimated costs to sell, including repayment of servicer advances.

Subsequent Events
Since quarter end, we have acquired six residential RPLs with aggregate UPB of $1.0 million in two transactions from one seller for our own account. The RPLs were acquired at 80.3% of UPB and 62.1% of the estimated market value of the underlying collateral of $1.3 million.

Since quarter end, we have agreed to acquire, subject to due diligence, 53 NPLs with aggregate UPB of $9.9 million in two transactions from two sellers for our own account. The purchase price equals 88.6% of UPB and 56.7% of the estimated market value of the underlying collateral of $15.5 million.

We also agreed to acquire one triple net lease commercial property for an aggregate purchase price of $0.6 million in a single transaction from a single seller.

We have also agreed to acquire, subject to due diligence, 919 residential RPLs with aggregate UPB of $200.0 million in one transaction from a single seller. The purchase price equals 93.9% of UPB and 64.5% of the estimated market value of the underlying collateral of $291.2 million. The majority of these loans are expected to be acquired through joint ventures with institutional investors.

Also expected to close in the fourth quarter of 2019 is the acquisition of 285 RPLs that went under contract in July, 2019 for a purchase price of $44.7 million, and the acquisition of five SBCs that went under contract in May 2019 for a purchase price of $0.9 million. The purchase price of the RPLs equals 89.6% of UPB and 65.4% of the estimated market value of the underlying collateral of $68.2 million, and the purchase price of the SBCs equals 101.6% of UPB and 65.3% of the underlying collateral of $1.3 million. The majority of these loans are expected to be acquired through joint ventures with institutional investors.

Also during the quarter ended September 30, 2019 we agreed to acquire, subject to due diligence, 44 residential RPLs with aggregate UPB of $7.9 million in two transactions from multiple sellers which are expected to close in the fourth quarter. The purchase price equals 83.5% of UPB and 62.4% of the estimated market value of the underlying collateral of $10.6 million.

On October 29, 2019, our Board of Directors declared a dividend of $0.32 per share to be paid on November 26, 2019 to our common stockholders of record as of November 16, 2019.

Conference Call
Great Ajax Corp. will host a conference call at 5:00 p.m. EST, Tuesday, November 5, 2019 to review our financial results for the quarter. A live Webcast of the conference call will be accessible from the Investor Relations section of our website www.great-ajax.com. An archive of the Webcast will be available for 90 days.

About Great Ajax Corp.
Great Ajax Corp. is a Maryland corporation that is a real estate investment trust, that focuses primarily on acquiring, investing in and managing RPLs secured by single-family residences and commercial properties and, to a lesser extent, NPLs. We also originate and acquire loans secured by multi-family residential and smaller commercial mixed use retail/residential properties and acquire multi-family retail/residential and mixed use and commercial properties. We are externally managed by Thetis Asset Management LLC. Our mortgage loans and other real estate assets are serviced by Gregory Funding LLC, an affiliated entity. We have elected to be taxed as a real estate investment trust under the Internal Revenue Code.

Forward-Looking Statements
This press release contains certain forward-looking statements. Words such as “believes,” “intends,” “expects,” “projects,” “anticipates,” and “future” or similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions, many of which are beyond the control of Great Ajax, including, without limitation, the risk factors and other matters set forth in our Annual Report on Form 10-K for the period ended December 31, 2018 filed with the SEC on March 6, 2019. Great Ajax undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law.

CONTACT:	Lawrence Mendelsohn
Chief Executive Officer
or
Mary Doyle
Chief Financial Officer
Mary.Doyle@aspencapital.com
503-444-4224

GREAT AJAX CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands except per share amounts)

	Three months ended
	September 30, 2019	June 30, 2019	March 31, 2019	December 31, 2018
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
INCOME:
Interest income	$27,723	$28,128	$29,452	$28,484
Interest expense	(14,317)	(15,439)	(15,685)	(15,045)
Net interest income	13,406	12,689	13,767	13,439
Provision for loan losses	(3)	(85)	(154)	(799)
Net interest income after provision for loan losses	13,403	12,604	13,613	12,640

Income from equity method investments	583	257	461	134
Gain on sale of mortgage loans	109	7,014	—	—
Other income	1,221	828	1,110	1,120
Total income	15,316	20,703	15,184	13,894

EXPENSE:
Related party expense - loan servicing fees	2,197	2,274	2,506	2,550
Related party expense - management fee	2,215	1,652	1,688	1,597
Loan transaction expense	52	191	69	24
Professional fees	446	634	862	582
Real estate operating expense	1,216	887	786	858
Other expense	940	1,219	1,081	1,014
Total expense	7,066	6,857	6,992	6,625
Loss on debt extinguishment	—	182	—	—
Income before provision for income tax	8,250	13,664	8,192	7,269
Provision for income tax (benefit)	27	38	71	(38)
Consolidated net income	8,223	13,626	8,121	7,307
Less: consolidated net income attributable to non-controlling interests	532	599	791	711
Consolidated net income attributable to common stockholders	$7,691	$13,027	$7,330	$6,596
Basic earnings per common share	$0.39	$0.67	$0.39	$0.35
Diluted earnings per common share	$0.36	$0.56	$0.36	$0.34

Weighted average shares – basic	19,751,142	19,169,941	18,811,713	18,771,423
Weighted average shares – diluted	28,200,653	27,732,587	27,829,448	27,163,859

GREAT AJAX CORP. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands except per share amounts)

	September 30, 2019	December 31, 2018
	(unaudited)
ASSETS
Cash and cash equivalents	$57,905	$55,146
Cash held in trust	21	24
Mortgage loans, net(1,4)	1,164,914	1,310,873
Property held-for-sale, net(2)	16,541	19,402
Rental property, net	38,292	17,635
Investments at fair value	190,768	146,811
Investments in beneficial interests	45,699	22,086
Receivable from servicer	17,406	14,587
Investments in affiliates	9,097	8,653
Prepaid expenses and other assets	13,043	7,654
Total assets	$1,553,686	$1,602,871

LIABILITIES AND EQUITY
Liabilities:
Secured borrowings, net(1,3,4)	$631,228	$610,199
Borrowings under repurchase transactions	438,388	534,089
Convertible senior notes, net(3)	118,464	117,525
Management fee payable	1,215	881
Accrued expenses and other liabilities	6,427	5,898
Total liabilities	1,195,722	1,268,592

Equity:
Preferred stock $0.01 par value; 25,000,000 shares authorized, none issued or outstanding	—	—
Common stock $0.01 par value; 125,000,000 shares authorized, 20,347,509 shares at September 30, 2019 and 18,909,874 shares at December 31, 2018 issued and outstanding	204	189
Additional paid-in capital	283,069	260,427
Treasury stock	(397)	(270)
Retained earnings	49,649	41,063
Accumulated other comprehensive gain/(loss)	1,544	(575)
Equity attributable to stockholders	334,069	300,834
Non-controlling interests(5)	23,895	33,445
Total equity	357,964	334,279
Total liabilities and equity	$1,553,686	$1,602,871
___________________________________________________________
(1)Mortgage loans, net include $912.7 million and $897.8 million of loans at September 30, 2019 and December 31, 2018, respectively, transferred to securitization trusts that are variable interest entities (“VIEs”); these loans can only be used to settle obligations of the VIEs. Secured borrowings consist of notes issued by VIEs that can only be settled with the assets and cash flows of the VIEs. The creditors do not have recourse to the primary beneficiary (Great Ajax Corp.). Mortgage loans, net include $1.4 million and $1.2 million of allowance for loan losses at September 30, 2019 and December 31, 2018, respectively.
(2)Property held-for-sale, net, includes valuation allowances of $2.0 million and $1.8 million at September 30, 2019 and December 31, 2018, respectively.
(3)Secured borrowings and convertible senior notes are presented net of deferred issuance costs.

(4)As of September 30, 2019, balances for Mortgage loans, net includes $350.7 million and Secured borrowings, net of deferred costs includes $295.0 million from the 50% and 63% owned joint ventures. As of December 31, 2018, balances for Mortgage loans, net includes $377.0 million and Secured borrowings, net of deferred costs includes $231.9 million from a 50% and 63% owned joint ventures, all of which we consolidate under U.S. Generally Accepted Accounting Principles ("U.S. GAAP.")
(5)Non-controlling interests includes $21.9 million at September 30, 2019, from 50% and 63% owned joint ventures. Non-controlling interests includes $20.4 million at December 31, 2018, from a 50% and 63% owned joint ventures, all of which we consolidate under U.S. GAAP.